EXHIBIT 10.1

              AGREEMENT FOR THE SALE AND PURCHASE OF REAL ESTATE

This Agreement made and entered into on this the 30th day of March, 1999, by and among R. DAVID SANDERS, Stockholders' Agent for Robert David Sanders, Jr., James W. Sanders, Julia Sheila Sanders (formerly Sheila Sanders Lively) and June Sanders Clement, the former Stockholders of Aponaug Development Company, a Mississippi corporation, pursuant to the authority granted under that
certain Power of Attorney dated August 9, 1989 of record in Book      at Page
     of the land records of the office of the Chancery Clerk for the Second Judicial District of Harrison County, Mississippi (hereinafter known as "Sanders"),

                                     AND

PRESIDENT CASINOS, INC., a Delaware corporation (hereinafter known as "President").

                             W I T N E S S E T H:

  WHEREAS, the parties to this Agreement hereby agree as follows:

1. Purchase and Sale: Subject to the terms and conditions of this Agreement, Sanders hereby agrees to sell and President hereby agrees to pay the consideration for the purchase of all the real property owned by Sanders situated on the island commonly known as Deer Island, said Island being situated in the Second Judicial District of Harrison County, Mississippi, together with all appurtenances and improvements located thereon, (hereinafter referred to as the "Property"), and more particularly described in Exhibit "A"attached hereto, made a part hereof, and incorporated herein by reference. A summary recital of the title to the Property is attached hereto as Exhibit "B" and made a part hereof. Without limiting the conditions to Closing set forth elsewhere in this Agreement, Sanders acknowledges and agrees that Sanders shall cause to be conveyed the Property to the State of Mississippi (the "State") contemporaneously with the consummation of the transactions contemplated hereby and that President shall have no obligation to proceed with Closing hereunder unless and until State agrees to close on the conveyance of the Property to State. A fully executed copy of the Agreement between the President and State is attached hereto to as Exhibit "C" and made a part hereof.

2. Purchase Price: The Purchase Price for the Property shall be payable in guaranteed funds at Closing as follows:

    A. 15,000,000.00 if all conditions precedent are met on or before the First Anniversary Date of this Agreement, and closing occurs as specified in paragraph 3 of this Agreement.

    B. $15,500.000.00 if all conditions precedent are met on or before the Second Anniversary Date of this Agreement, and closing occurs as specified in paragraph 4 of this Agreement.

    C. $16,000,000.00 if all conditions precedent are met on or before the Third Anniversary Date of this Agreement, and closing occurs as specified in paragraph 5 of this Agreement.


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3.  Initial Down Payments and Consideration:  As additional consideration for this Agreement, President shall pay to Sanders the amount of THREE THOUSAND AND NO/100 DOLLARS ($3,000.00) (hereinafter "Down Payment") upon execution of this Agreement, the receipt of which is hereby acknowledged by Sanders. Additionally, within five (5) days from the date Sanders receives written notice from President and/or State that it has accepted the Property in accordance with paragraph 11, President shall make an additional down payment to Sanders in the amount of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00). Both Down Payments shall be applied and credited to the Purchase Price due at the Closing, provided that the Closing occurs on or before the date which is one year after the date first set forth above (the "First Anniversary Date"). If the Closing does not occur on or before the First Anniversary Date, and this Agreement is not extended in accordance with paragraphs 4 and 5 herein, the Down Payments shall be forfeited to Sanders, unless the Closing does not occur because of a termination of this Agreement pursuant to paragraph 14 or an action taken by Sanders after President and/or State has given its acceptance in accordance with paragraph 11.E, in which event the Down Payments shall be returned by Sanders to President, and the parties shall be released from any further liability to each other hereunder. If this Agreement is extended in accordance with paragraphs 4 and 5 herein, the Down Payments shall be applied to the Purchase Price due at Closing. Notwithstanding the foregoing, the Down Payments shall not be forfeited and shall be applied to the Purchase Price if all conditions precedent specified in paragraph 6 have been complied with on or prior to the First Anniversary Date and the Closing occurs within one hundred eighty (180) days thereafter.

4. First Extension: Upon expiration of the First Anniversary Date, President shall then have until thirty (30) days after said First Anniversary Date to make an additional payment to Sanders in the amount of ONE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($150,000.00), which payment (the "First Extension Payment") shall extend the Agreement for one additional year, until the date which is two (2) years after the date first set forth above (the "Second Anniversary Date"). If President does not make the First Extension Payment within thirty (30) days after the First Anniversary Date of this Agreement, then this Agreement shall terminate and Sanders shall keep the Down Payments as its sole remedy, in which event the parties shall be released from any further liability to each other hereunder. The Down Payments and the First Extension Payment shall be applied and credited to the Purchase Price due at the Closing, provided that the Closing occurs on or before the Second Anniversary Date. If the Closing does not occur on or before the Second Anniversary Date, and this Agreement is not extended in accordance with paragraph 5 herein, the Down Payments and the First Extension Payment shall be forfeited to Sanders, unless the Closing does not occur because of a termination of this Agreement pursuant to paragraph 14 or an action taken by Sanders after President and/or State has given its acceptance in accordance with paragraph 11.E, in which event the Down Payments and the First Extension Payment shall be returned by Sanders to President, and the parties shall be released from any further liability to each other hereunder. If this Agreement is extended in accordance with paragraph 5 herein, the Down Payments and the First Extension Payment shall be applied to the Purchase Price due at Closing. Notwithstanding the foregoing, the Down Payments and the First Extension Payment shall not be forfeited and shall be applied to the Purchase Price if all conditions precedent specified in paragraph 6 have been complied with on or prior to the Second Anniversary Date and the Closing occurs within one hundred eighty (180) days thereafter.

5. Second Extension: Upon expiration of the Second Anniversary Date, President shall then have until thirty (30) days after the Second Anniversary

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Date to make an additional payment to Sanders in the amount of TWO HUNDRED
THOUSAND AND NO/100 DOLLARS ($200,000.00), which payment (the "Second Extension Payment") shall extend the Agreement for one (1) additional year, until the date which is three (3) years after the date first set forth above (the "Third Anniversary Date"). If President does not make the Second Extension Payment within thirty (30) days after the Second Anniversary Date, then this Agreement shall terminate and Sanders shall keep the Down Payments and the First Extension Payment as its sole remedy, in which event the parties shall be released from any further liability to each other hereunder. The Down Payments, the First Extension Payment, and the Second Extension Payment shall be applied and credited to the Purchase Price due at the Closing, provided that the Closing occurs on or before the Third Anniversary Date. Notwithstanding the foregoing, the Down Payments, the First Extension Payment and the Second Extension Payment shall not be forfeited and shall be applied to the Purchase Price if all conditions precedent specified in paragraph 6 have been complied with on or prior to the Third Anniversary Date and the Closing occurs within one hundred eighty (180) days thereafter. If the conditions precedent specified in paragraph 6 have not been complied with by the Third Anniversary Date, this Agreement shall terminate and shall result in the forfeiture of all Down Payments, the First Extension Payment and the Second Extension Payment.

6. Requirements for Closing: (i) Subject to paragraph 6(ii) and paragraph 7, Closing shall occur within one hundred eighty (180) days after the following listed permits, certifications, and licenses have been issued to President, its affiliate or its assignee, for its Destination Broadwater Project located
in Biloxi, Mississippi Mississippi Permit   Permit and Coastal Zone
consistency certification from the Department of Marine Resources;

    A.  Mississippi Permit   Water Quality Certification from Department of
Environmental Quality, Office of Pollution Control;

    B. Mississippi Department of Transportation Air Rights License for clearance over and under Highway 90;

    C.  Mississippi Department of Transportation Right of Way Approval;

    D.  Building Permit from Biloxi Site Plan Review Board;

    E.  Master Plan Amendment Approval from Biloxi City Council;

    F.  Federal Permit   Section 10 Rivers and Harbors Act (fill in navigable
waters);

    G.  Federal Permit   Section 404 Clean Water Act;

    H.  Federal Permit   Conditional Letter of Map Revision from the Federal
Emergency Management Agency; and

    I. All other mandated federal, state and local authorizations, documentations, permits, certifications and licenses required or necessary for President Casino to receive funding for the Destination Broadwater Project.

(ii) Mississippi Secretary of State, Eric Clark, issued a letter, dated April 6, 1998, to John S. Aylsworth, president of President, listing eleven (11) conditions that must be satisfied prior to the granting of a Tidelands lease for President's Destination Broadwater Project. A true copy of said letter is attached hereto as Exhibit "D" and made a part of this Agreement the same as

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though fully copied herein.  Also, attached as Exhibit "E" hereto is a true copy of Mississippi Secretary of State, Eric Clark's letter, dated December 9, 1998, to Glade Wood of the Mississippi Department of Marine Resources, which more particularly defines the conditions set forth in the April 6, 1998 letter. Closing shall not occur until all conditions specified in both letters have been met to the satisfaction of the Secretary of State and until other regulatory agencies issue the necessary permits recited above.

7. Tidelands and Casino Lease: It is agreed by the parties that the Closing provided for herein is further conditioned upon President or its assignee and State executing a mutually acceptable Tidelands and Casino Lease for President's Destination Broadwater Project.

8. Closing Costs: Sanders will pay for the costs of a title search, title opinion, title insurance commitment, title insurance premium and all document preparation fees. Sanders will also pay the funds necessary to satisfy all mortgages, liens, encumbrances or special assessments levied against the Property. The title opinion will be signed by an attorney on the approved attorneys list of one or more major title insurance companies licensed to do business in the State of Mississippi. Sanders shall pay all brokerage fees due its brokers. President will pay all reasonable costs for any survey, inspections and tests and all other due diligence investigations pursuant to paragraph 11 hereof. President will further pay all of its fees and costs arising out of any financing that it requires to complete this transaction.

9. Term: Should the Agreement terminate because President fails to satisfy the conditions precedent specified in paragraph 6 of this Agreement within the time allowed herein, Sanders shall retain the Down Payments and Extension Payments made or due and any other moneys paid to Sanders by President as its sole remedy, provided that Sanders is not in default under this Agreement. If Sanders is in default under this Agreement and after twenty (20) days written notice to Sanders such default is not cured, or if termination is made pursuant to paragraph 14 of this Agreement for an action taken by or against Sanders after President and/or State has given its acceptance in accordance with paragraph 11.E, the Down Payments, the First Extension Payment, the Second Extension Payment and all other moneys paid to Sanders shall be promptly repaid to President, and Sanders shall release President from any liability under this Agreement.

10. Risk of Loss and Insurance: At all times prior to Closing, the risk of loss shall be borne by Sanders. Sanders shall maintain, in addition to any insurance it currently maintains, comprehensive general liability insurance covering the Property at all times prior to closing in an amount not less than $1,000,000.00, which insurance policy shall name State and President as additional insureds as their interests may appear.

11. Condition of Property and Due Diligence Inspections:

    A. "As Is, Where Is": If all conditions of this Agreement are met and the State agrees to accept the property, President agrees to pay the consideration for the purchase of the Property in its "as is, where is" condition as at the time of the time of the surveys, test, inspection, investigations, audits and assessments provided for in paragraph 11.B and 11.C below. Sanders makes no representations of any kind or nature as to the physical condition of the Property.

    B. Due Diligence Inspections: Sanders hereby grants to President and State for a period of one hundred twenty (120) days commencing with the full

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execution of this Agreement and during any extension of said one hundred twenty (120) day period, the right of complete access to the Property for inspection thereof by agents and experts including, but not limited to, engineers, inspectors, contractors, and architects, to inspect the Property for any conditions as to matters concerning, but not limited to, survey, topography, geology, mineral rights, environmental hazards, toxic substances and all other conditions. Sanders shall not be responsible for the cost and expense of such experts. President agrees with Sanders to require each of its foregoing "inspectors" to maintain and provide evidence of general liability insurance in an amount of $1,000,000, if possible, covering claims for injury, damages or losses arising out of their entry onto and inspection of the Property.

    C. Due Diligence Environmental Assessments: Sanders agrees that experts and inspectors selected under paragraph 11.B above may perform a Phase I environmental assessment covering RCRA and CERCLA regulations as well as Mississippi Department of Environmental Quality regulations, and all other necessary environmental testing. If a Phase II assessment covering RCRA, CERCLA, Mississippi Department of Environmental Quality Regulations, or other hazardous regulations is also required by State, President and State shall also have the right to perform such Phase II testing by experts and inspectors. Such environmental assessments and audits shall be performed within one hundred twenty (120) days after full execution of this Agreement. The parties may by mutual agreement extend the time for such inspections for an additional period.

    D. Sanders shall provide to President for delivery to State a title opinion signed by an attorney listed on the approved attorney's list of one or more major title insurance companies licensed to do business in the State of Mississippi and a commitment for title insurance within thirty (30) days of full execution of this Agreement in accordance with the provisions of paragraph 14 of this Agreement.

    E. Within sixty (60) days after President furnishes written results and reports of the surveys, test, inspections, investigations, audits and assessments preformed pursuant to paragraphs 11.B and 11.C above, President shall provide written notice to Sanders as to whether State will accept the Property "as is, where is," or whether State rejects the Property. If State rejects the Property, Sanders shall have sixty (60) days after receipt of notice of rejection to cure to State's satisfaction (or commence to cure, provided that Sanders thereafter proceeds to complete such cure with due diligence) such conditions as are specified in State's rejection notice. If Sanders fails to cure such conditions or to proceed with due diligence to complete such cure, and State does not agree to accept the Property, this Agreement shall immediately terminate and the parties shall have no further liability to one another in regard to any matter covered by this Agreement.

12. Disclosure:

    A. Historical Data Disclosure: Within ten (10) days after request in writing by State or President, Sanders shall disclose to President and State any information about the Property within the knowledge of Sanders, its employees, agents and representatives. Sanders, its employees, agents and representatives hereby represent that, to the best of their personal knowledge, the Property does not contain and there has been no application, use, treatment, production, generation, discharge, disposal or storage on, from or onto the Property of any "hazardous waste" as that term is defined in the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive

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Environmental Resources, Compensation and Liability Act ("CERCLA"), the
regulations issued pursuant thereto by the Environmental Protection Agency ("EPA") and/or superlien statute(s) or other environmental protection statute(s), if any, of the State of Mississippi, or any toxic substance or any activity which could have toxic results, and, to the best of Sanders', its employees', agents' and representatives' knowledge, there is no proceeding or inquiry threatened or pending by any governmental body with respect thereto.

    B. Third Party Non-Disclosure: Any party hereto shall be permitted to disclose the terms of this transaction, documentary evidence supporting satisfaction of conditions noted in paragraph 6, the results of any investigations, or inspections or any information pertaining to the Property or this Agreement, without further notice to the State and/or to any party as may be required by the Securities and Exchange Commission, in addition to such disclosures that may be required by President's investment bankers, potential investors, auditors and accountants. Otherwise, President and Sanders shall not disclose to any third party the terms and conditions of this Agreement, or the results of any investigations, inspections or data gathered therein, except as may be required by law or by court order.

13. Liens: Sanders represents that there are no mortgages, liens, encumbrances or special assessments filed against the Property except as disclosed in writing attached hereto as Exhibit "F", and that all mortgages, liens, encumbrances or special assessments, if any, shall be paid in full by Sanders or otherwise caused to be released at or prior to Closing by Sanders. Sanders further represents that neither he nor his employees, agents and representatives know of any mortgages, liens, encumbrances or special assessments proposed or threatened to be placed against the Property, except as disclosed in writing attached hereto as Exhibit "G", which mortgages, liens, encumbrances or special assessments shall also be paid in full or otherwise caused to be completely released by Sanders at or prior to Closing.

14. Title:

    A. At Closing, Sanders shall convey good and marketable title to State or President's nominee free and clear of all mortgages, liens, encumbrances or special assessments.

    B. Sanders shall provide to President for delivery to State a title opinion signed by an attorney listed on the approved attorney's list of one or more title companies licensed to do business in the State of Mississippi and a commitment for title insurance within thirty (30) days after the full execution of this Agreement. Sanders shall further provide a supplemental title opinion and a supplemental commitment for title insurance at Closing covering the period from the date of the original title commitment and opinion to the date of Closing. Said title commitment shall contain no exceptions to the title to the Property except the following:

        (i) ad valorem taxes for the year of Closing, which taxes shall be paid in full by Sanders at Closing;

        (ii) unpaid ad valorem taxes for any previous years, if any, which Sanders shall pay in full at Closing;

        (iii) reservations or conveyances of minerals by prior owners. It is understood and agreed that any oil, gas or other minerals of any kind and in any form, whether of like or unlike nature owned by Grantor shall be conveyed to President or President's

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               nominee;

        (iv) deeds of trust or any other encumbrances, which shall be paid in full or otherwise fully released at Closing;

        (v) recorded rights-of-way for utilities, which do not materially affect the title or surface rights to the Property;

        (vi) easements of record which do not materially affect the title or surface rights to the Property;

        (vii) special assessments, if any, which Sanders shall pay in full at Closing; and

        (viii) Tidelands Title Exception   Subject to the rights of the State
               in and to all properties as may be owned by it under the Public Trust Doctrine within the Property.

    C. In the event that said title insurance commitment shows defects in title other than those listed above which are not acceptable to State, in its sole discretion, within thirty (30) days after receipt of such commitment, President and/or State shall identify such defects by notice in writing to Sanders. Sanders shall then have sixty (60) days after the receipt of such notice to cure such defects. If Sanders fails or is unable to cure such defects within such sixty (60) day period, the State may nevertheless elect to take conveyance of title as it then exists, or, if the State does not agree to take title, President may terminate this Agreement without any further liability or obligation to Sanders under this Agreement.

15. Closing: Subject to the satisfaction of all of the terms and conditions of this Agreement, Closing shall take place at a time, date and location mutually agreeable to Sanders, President and State, subject to the time limits otherwise set by this Agreement. At Closing, the fully executed deed conveying title to the State, the fully executed tidelands and casino lease and the purchase price of the property, as provided for in paragraph 2, shall be delivered to an Escrow Agent selected by mutual agreement of State, Sanders and President. Upon notification by State that it is satisfied with title to all property, the Escrow Agent will deliver the Lease to President, the moneys to Sanders and deeds to State. State will notify Escrow Agent of satisfaction with title within five (5) working days after Closing. State shall have possession of all parcels acquired for State upon delivery of deeds.

16. Form of Deed: The Property shall be conveyed by Warranty Deed to the State. The Grantee shall be the Secretary of State and the Department of Marine Resources for the State of Mississippi.

17. Breach of Contract: In the event of a breach of this Agreement by any party, no party shall be liable to any other party for lost profits, consequential damages, or punitive damages. Without limiting its remedies under this Agreement or at law or otherwise, President shall have the remedy of specific performance in the event of a breach of this Agreement by Sanders.

18. Possession: Possession of the Property shall be delivered, at Closing, to the Escrow Agent who shall deliver same to the State in accordance with paragraph 15 above.

19. Condemnation: Sanders hereby represents and warrants to President that no notice of condemnation has been filed or threat of condemnation has been made

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by any governmental subdivision or any agency or delegatee thereof regarding the Property. Sanders shall bear all risk of condemnation of the Property and shall receive all rewards thereof pending the Closing of the transaction contemplated herein. If President chooses not to close due to a condemnation or a threat thereof, then this Agreement shall terminate and Sanders shall keep the Down Payments and any Extension Payments as its sole remedy, in which event President shall be released from any further liability to Sanders hereunder.

20. Maintenance: Until the Closing is completed and possession is delivered to the State, Sanders agrees to maintain the Property in its present condition, subject to the consequences of erosion, avulsion, reliction or Property inspection activities. In the event of catastrophic destruction of the Property, President may terminate this Agreement by giving written notice to Sanders, in which event the parties shall have no further liability to one another under or by virtue of this Agreement.

21. Violation Notices: Sanders warrants that it has no notice, either actual or implied, of any violations whatsoever relating to the Property from City, County, State or Federal agencies or any other governmental agency, and that if Sanders receives any such notice after the execution of this Agreement, Sanders shall promptly deliver a copy of such notice to President and shall use its best efforts to cure such violation. Sanders shall bear all risk of any such violation pending the closing of the transaction contemplated herein. If President chooses not to close due to any such violation, then this Agreement shall terminate and Sanders shall refund the Down Payments, the First Extension Payment and the Second Extension Payment to President.

22. Special Use of Property: The deed conveying title to the State shall contain a covenant in substantially the following form: "The Property conveyed by this deed shall become a part of the public trust. The Property shall be used for the conservation and preservation of its natural features, in recognition of the public benefits in protecting it as a coastal area in the interest of present and future generations. The Property shall be used and maintained forever as a State public natural area for the preservation, protection, restoration and sustenance of its natural characteristics and features, and of its ecological integrity and associated habitats. Grantee acknowledges that the Property is being acquired for preservation and public use purposes only. Grantee shall not directly or indirectly convey the Property to any person or entity for use as a casino, hotel or other commercial enterprise or non-public use. Grantee make no use of the Property that is inconsistent with the restrictions and uses contemplated by this covenant. The Property shall be managed and maintained in its natural state, except for public outdoor recreational purposes consistent with the preservation of the Property in its natural state, including, but not necessarily limited to, the undertaking of scientific and educational research, education and nature study, aesthetic enjoyment, ecological management, boat landings, piers, foot bridges, foot trails, utilities and concessions appropriate to effectuate the foregoing purposes without impairing the essential natural character of the Property. These conditions shall run with the land in perpetuity and the Grantor or any citizen of the State of Mississippi shall have standing to enforce these conditions and covenants using all remedies available at law or equity, including injunctive relief."

23. Time: Time is of the essence with respect to all aspects of this Agreement.

24. Brokers:  Each party shall be solely responsible for the payment of any

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fees or commissions to any brokers or agents with whom such party has contracted, and each party agrees to hold the other harmless from and against any claims by such brokers or agents for payment of any fees or commissions.

25. Cooperation: Each party agrees to fully cooperate with and assist each other during the term of this Agreement in order to implement any provision of this Agreement relating to the conveyance of the State.

26. Assignment: President shall have the right to assign this Agreement at any time upon giving written notice to Sanders.

27. Entire Agreement and Interpretation: This document constitutes the final and entire agreement between the parties hereto and incorporates all prior agreements, representations, warranties and covenants between the parties and cannot be changed except by writing, signed by all parties hereto. No party shall be bound by any terms, conditions, oral statements, warranties or representations not set forth herein. Each party acknowledges that it has read and understands this Agreement. The provisions of this Agreement shall apply to and bind the heirs, executors, administrators, successors and assigns of the respective parties hereto. When used herein, the singular includes the plural and the masculine includes the feminine, as the context may require. The laws of the State of Mississippi shall control all interpretations of this Agreement and the respective rights of the parties hereto.

28. Notices: All notices and other correspondence required or permitted to be given hereunder shall be validly given, made or served if in writing and delivered personally or sent by certified mail, return receipt requested, or by overnight courier delivery (e.g. Federal Express). Notice shall be deemed given when received or refused. Notice shall be addressed as follows:

         If to Sanders:     R. David Sanders
                            2426 Eastover Drive
                            Jackson, MS  39211
                            Telephone No. (601) 981-2151

         with copy to:      Crane D. Kipp
                            Shell, Buford, Bufkin, Callicutt & Perry
                            920 Trustmark Building
                            Jackson, MS  39205
                            Telephone No. (601) 948-2291

         If to President:   John Aylsworth,
                            President and Chief Operating Officer
                            President Casinos, Inc.
                            802 N. First Street
                            St. Louis, MO 63102
                            Telephone No. (314) 622-3140

         with copy to:      Terry Wirginis, Vice President
                            President Casinos, Inc.
                            9 Station Square Dock
                            Pittsburgh, PA 15219
                            Telephone No. (412) 355-7956


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
         and copy to:       Henry Gusky, Esquire
                            Blumling & Gusky, L.L.P.
                            1200 Koppers Building
                            Pittsburgh, PA 15219
                            Telephone No. (412) 227-2500

29. Headings: The headings of the paragraphs of this Agreement are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of the parties hereto.

30. Counterpart Execution: This Agreement may be executed simultaneously in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of such counterparts shall constitute one and the same instrument.

31. Enforceability: In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable under any laws or regulations, such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall be unaffected thereby.

WITNESS OUR SIGNATURES, as of the date first set forth above.

/s/ R. David Sanders
------------------------------------
R. DAVID SANDERS, Stockholders Agent

Executed on March 30, 1999 at 3:30 p.m.



PRESIDENT CASINOS, INC.

By: /s/ John S. Aylsworth
------------------------------------
John S. Aylsworth, President

Executed on March 30, 1999 at 3:31 p.m.



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